1 Q4 & FY 2024 Shareholder LetterNASDAQ: WBTN WEBTOON Entertainment Shareholder Letter WEBTOON Entertainment Q1 2025NASDAQ: WBTN

2 Dear Fellow Shareholders, We are pleased to start the new year with strong Q1 results, with both revenue and Adjusted EBITDA coming in at the top end of our guidance. While total revenue of $325.7 million was roughly flat year-over-year, mainly due to unfavorable foreign currency movements, it increased 5.3% on a constant currency basis. Net loss was $22.0 million in the quarter, compared to a net income of $6.2 million in the year prior, driven by higher general & administrative expenses due to public company costs, and higher marketing expense. Notably, our Adjusted EBITDA was $4.1 million, demonstrating the underlying profitability of our global platform. We were pleased to demonstrate continued solid ARPPU growth of 2.8%, or 8.4% on a constant currency basis, driven by growth across Korea, Japan, and Rest of World. We believe this demonstrates the value we are delivering to our existing users all over the world, who come to our platform to find and enjoy our content. Our flywheel is clearly driving our success as our results were supported by developments across the creator ecosystem, content, and our user base all working cohesively. Q1 2025 May 13, 2025

3 With AI-powered personalized recommendations, dynamic video content previews, and a new onboarding process to better understand user preferences, WEBTOON is making comic discovery more like browsing a streaming service from your living room. These new features make it easier than ever to find and fall in love with some of the world’s most captivating stories. We have a number of initiatives, spanning from new user onboarding to a revamp of the Home, Search, and “New & Hot” tabs, which form the core content discovery experience. This starts with our onboarding process that uses simple preference inputs to prevent irrelevant content from dominating a user’s first impression. Once we have some behavioral data, the Home tab starts to surface a personalized list of titles—whether it’s something you’ve never read, something you dropped, or something you’re actively following. In short, the Home tab will be your personalized content hub. Making Comic Discovery Easier As the category creator that built the popular webcomic format, innovation is at the core of what we do. We believe WEBTOON has already transformed how the world reads comics, and we believe we are today revolutionizing how our users engage with the platform and find their next favorite story. We have already built scaled operations in Korea and Japan. Building on that foundation, we see significant opportunities to expand our presence and brand awareness of our English-language platform, reaching more of the global consumers who we believe will fall in love with our content. WEBTOON’s English-language webcomic platform represents the largest percentage of webcomic MAU in Rest of World and we are making significant enhancements to this platform to drive growth in the rest of the world. Our English-language platform has performed well, with MAU increasing 19% during the first quarter. While we already have a large number of English language users, we are earlier in the process of establishing our flywheel in Rest of World. As a result, English webcomics have one of the highest proportions of light users as measured by the number of titles and number of episodes a user reads. This means many users come to our platform for just one or two specific titles. Our opportunity, and where we are laser focused, is on driving attachment to the platform by helping our users discover more content they’ll love and deepening their engagement over time. While users are deeply engaged with one favorite series, we want to encourage them to explore and discover additional stories to get the most out of the platform so even when their favorite title ends, they can remain engaged with us as they continue to read other content. With a library of millions of titles across our global ecosystem and a deep understanding of user preferences, we believe we are uniquely positioned to suggest new titles for users to read. Our ongoing goal is to turn light users into more engaged, multi-title readers—and ultimately, paying users. To achieve our vision, we are making product upgrades and introducing content that is already well- established and popular in other mediums.

4 We’re also upgrading the Search tab by introducing keyword-based search, making it easier for users to find titles using themes and keywords — not just exact matches. Supporting stronger discovery across WEBTOON’s massive library, improved search empowers fans to explore the wide variety of creators and series on the platform. In our last shareholder letter, we talked about ‘Highlights,’ which are short, trailer-style promotional videos for our content in select countries. We have since rebranded this feature as “New & Hot,” where users discover new and trending titles—using full-screen, trailer-style videos to create stronger engagement. This tab is not personalized, but rather focused on recency and trends, setting it apart from Home. We are confident that the upgrades we are making to our platform will make it easier for users to find and engage with the content they love. Turning to paid content, in the Q4 shareholder letter, we talked about a new paid content model that allows binge-readers to unlock the full series of select completed titles. This new option to unlock full series adds to WEBTOON’s popular Fast Pass and Daily Pass products, giving readers more control over how they consume content and expanding monetization opportunities for our creators. Since its launch in March, we’ve already seen a significant increase in revenue from this model. As a result of these product initiatives, we have already seen users in our test groups show a 9% increase in the number of episodes read. We are particularly encouraged to see this growth in engagement come from light users finding and reading new titles. Onboarding Search "New & Hot" When faced with a vast catalogue of content from around the world to choose from, it can be hard to know what to read next. We want our audience to spend their time enjoying a story, not looking for one.

Significant Reformat Launches Coming to the Platform

WEBTOON has become the destination for comics of all kinds, including some of the biggest franchises in entertainment. Whether we're helping new creators reach a global audience and build their fandom, or working with marquee publishers to bring beloved franchises to readers around the world, we're committed to delivering the highest quality storytelling to our passionate community of readers.

This year, we are strategically partnering with traditional comic publishers to bring some of the biggest franchises and titles in comics to our platform, reformatted for our unique mobile vertical scroll. We know there is a large segment of entertainment fans who love comic IP; and they have made comic franchises some of the biggest cinematic successes in the world. With our largest proportion of users being Gen Z and millennials, who are mobile-first, highly engaged users with increasing purchasing power, we believe we can bring new audiences from around the world to existing publisher titles.

We have already found success with top comic publishers in the past. We partnered with Marvel Entertainment in 2022 to create the seven-part miniseries "Eternals: The 500 Year War," based on the "Eternals" from Marvel Comics and prequel to the 2021 film. We also worked with DC Entertainment to create a series of standalone webcomics, including "Batman: Wayne Family Adventures" in 2021. That partnership brought popular characters from the DC Universe to our platform, with original stories and art from our creators.

We view this as yet another way to engage with our users, bringing popular content to the WEBTOON platform. This year alone, we expect to launch a large number of reformatted works, starting in Q2 with key titles from IDW Publishing as well as bringing two major Japanese manga titles to our English-language platform.

We are partnering with IDW Publishing to bring some of their most popular franchises to WEBTOON. This much-anticipated partnership will make WEBTOON's English-language platform the exclusive digital home of newly reformatted webcomic versions of "Godzilla: Unnatural Disasters," and readers can now find on our platform "Sonic the Hedgehog," "Locke & Key" (source material for the Netflix streaming series of the same name), and the Eisner Award-nominated "Beneath the Trees Where Nobody Sees." The first batch of titles from WEBTOON's IDW slate launched on April 25, with additional titles coming soon.

We are also pleased to bring two significant Japanese manga titles to our platform in May. "Fullmetal Alchemist" is one of the best-selling manga series of all time, having sold over 80 million copies worldwide. It has been adapted into anime as well as live-action films. The popular manga series "From Old Country Bumpkin to Master Swordsman," adapted from the original light novel, has been reformatted into full color and optimized for WEBTOON's vertical scroll format. The title is also currently streaming as an animated series on Amazon Prime.


COMICS AND
ENTERTAINMENT
COLLECTION


From Old Country Bumpkin to Master Swordsman
~My Hotshot Disciples Are All Grown Up Now, and They Won't Leave Me Alone~


MALA INFLUENCIA
SOLO EN NETFLIX | 9 DE MAYO

5

6 Junkoo Kim Founder & CEO, WEBTOON Entertainment Inc. In Closing I’m proud of our continued progress, and energized about the path forward. WEBTOON is the category creator and global leader in the webcomic format, and we’re just getting started. The first quarter laid a strong foundation to the year, and we have many developments we’re encouraged about in 2025. I would like to thank the WEBTOON community - our team members, creators, users, and shareholders - for joining us on this journey. Innovation and growth are true to our core, and we are just as passionate as ever about democratizing storytelling by bringing comics and a new form of visual storytelling to the creator economy all around the world. Thank you for your continued support of our company and the joy that storytelling brings, Continued Success in IP Adaptations Our stories continue to turn into successful IP Adaptations globally. “Mala Influencia” recently launched on Netflix as an exclusive worldwide on May 9. Based on the Wattpad webnovel with 51 million reads, this film premiered in Spanish cinemas earlier this year. We are thrilled to continue building on our past Spanish-Language success. In Q1, we also announced a September theatrical run for the Spanish teen drama “Sigue Mi Voz,” after which it will be available to stream on Amazon Prime Video. The project is produced by our Wattpad WEBTOON Studios and based on a story by author Ariana Godoy, whose “Through My Window” Wattpad story became an international three-film phenomenon on Netflix. We have a significant pipeline of adaptations for the rest of the year and we look forward to sharing more in coming quarters. We’re thrilled to bring a new slate of world-class titles to WEBTOON. These partnerships represent an exciting step in expanding our diverse library and connecting more fans with the stories they love in a whole new way. We believe partnering with well-established IP will help expand our user acquisition in Rest of World. Importantly, this is not about replacing Originals, which remain the heart of WEBTOON. Rather, it’s about supplementing them, and insulating our platform from the natural fluctuations that result from a popular Originals title going on hiatus. The goal here is to diversify our content sources while continuing to elevate WEBTOON’s reputation and visibility in the market.

7 Adjusted EBITDA was $4.1 million, compared to $22.2 million in the prior year. Adjusted EBITDA Margin was 1.3%, compared to 6.8% in the prior year. Net loss was $22.0 million, compared to net income of $6.2 million in the prior year, driven by higher general & administrative expenses due to costs associated with being a public company and higher marketing expense. Total revenue of $325.7 million declined 0.3% driven by a decline in Paid Content, partially offset by growth in Advertising and IP Adaptations. Diluted loss per share was $0.17, compared to diluted earnings per share of $0.06 in the prior year. Adjusted earnings per share was $0.03, compared to Adjusted EPS of $0.20 in the prior year. Cash and cash equivalents of approximately $550.1 million plus another $28.1 million of short-term deposits included in Other current assets. Revenue on a constant currency basis was $343.8 million, growing 5.3%, driven by growth in all three revenue streams. • Paid Content revenue declined 2.5%, but grew 2.8% on a constant currency basis, driven by ongoing strength in Japan, offset by declines in Korea and Rest of World. • Advertising revenue grew 7.8%, or 13.6% on a constant currency basis, primarily driven by double-digit revenue growth in Korea and Japan, offset by a single-digit revenue decline in Rest of World. Strong performance in Korea was supported by increased ad sales from NAVER while ad sales from other partners were relatively consistent. • IP Adaptations revenue grew 11.8%, or 20.7% on a constant currency basis, driven by double- digit revenue growth on a constant currency basis in Korea and triple-digit revenue growth on a constant currency basis in Japan, offset by a double-digit revenue decline on a constant currency basis in Rest of World. Financial Update First Quarter 2025 (vs. First Quarter 2024)

Consolidated Global Results

GLOBAL REVENUE CC ($M)



5.3%
$326.6
$343.8
$22.9
$37.0
$266.7
$27.6
$42.0
$274.2
1Q24
1Q25
Paid Content Revenue CC
Advertising Revenue CC
IP Revenue CC
Global Revenue CC

GLOBAL MAU (M)



-10.5%
171.3
153.3
1Q24
1Q25

GLOBAL MPU (M)



4.5%
4.8%
7.8
7.4
1Q24
1Q25
MPU
Paying ratio

Global ARPPU CC ($)



+8.4%
$11.5
$12.4
1Q24
1Q25

WEBTOON Entertainment's total revenue for the three months ended March 31, 2025 declined 0.3% to $325.7 million, compared to $326.7 million in the prior year, driven by a decline in Paid Content, partially offset by growth in Advertising and IP Adaptations. On a constant currency basis, this translated to growth of 5.3%.

In Paid Content, first quarter revenue of $260.2 million declined 2.5%, but grew 2.8% on a constant currency basis compared to the prior year. This was driven by ongoing strength in Japan, offset by declines in Korea and Rest of World.

8

9 $82.4 $71.6 1Q24 1Q25 $48.7 $66.7 1Q24 1Q25 During the first quarter, total MAU of 153.3 million declined 10.5% while MPU of 7.4 million decreased 5.2% compared to the first quarter of the prior year. This was primarily due to pressure on Rest of World MAU due to a Wattpad security upgrade in January which temporarily affected search engine indexing. While we promptly addressed these settings, we expect to see the impact for another quarter. As we have discussed for the past two quarters, Wattpad also continues to be impacted by a government ban in one country, and we are actively working to address concerns expressed by the government. As we discussed last quarter, we remain focused on driving app users, who are more engaged and present better monetization opportunities. We saw growth in webcomic app MAU of 4.2% in the first quarter, excluding webnovel users. Advertising revenue in the first quarter grew 7.8%, or 13.6% on a constant currency basis, compared to the prior year. This strong performance was driven by double-digit constant currency revenue growth in Korea and Japan. In Korea, this growth was the result of increased ad sales from NAVER while ad sales from other partners were relatively consistent. Japan’s growth was driven by achievement-based ads and pre-roll ads. And in Rest of World, the decline was primarily driven by a decline in Wattpad revenue. IP Adaptations revenue in the first quarter grew 11.8%, or 20.7% on a constant currency basis, compared to the prior year, driven by double-digit revenue growth on a constant currency basis in Korea and triple-digit revenue growth on a constant currency basis in Japan, offset by double-digit revenue decline on a constant currency basis in Rest of World. We remain optimistic about the pipeline of entertainment projects in all our regions. Gross Profit Gross Profit % +37.0% 25.2% 22.0% GLOBAL G&A ($M) GLOBAL GROSS PROFIT ($M) Gross profit declined 13.0% in the first quarter to $71.6 million from $82.4 million in the prior year. This resulted in a gross margin of 22.0%, compared to 25.2% in the prior year. There were one time impacts from a larger stock-based compensation (“SBC”) expense recognized in Cost of Revenue as well as a true-up accrual for Japan creator revenue share from the prior year. In addition, free coin marketing expenses in Korea were moved from Marketing to Cost of Revenue starting in Q1.

10 0.20 0.03 $22.2 $4.1 Net loss for the first quarter was $22.0 million, compared to a net profit of $6.2 million last year. This was primarily due to higher general & administrative expenses due to costs associated with being a public company and higher marketing expense. Excluding adjustments and other non-recurring costs, the Company posted a first quarter Adjusted EBITDA of $4.1 million, compared to $22.2 million in the prior year. As a result, first quarter diluted loss per share was $0.17, compared to diluted earnings per share of $0.06 in the prior year period, and adjusted earnings per share was $0.03, compared to Adjusted EPS of $0.20 in the prior year period. Adj. EBITDA Margin Adj. EBITDA (Non-GAAP) ($M) ADJUSTED EPS ($) 6.8% 1.3% Total general & administrative expenses in the first quarter were $66.7 million, compared to $48.7 million in the prior year. The increase was driven primarily by costs associated with being a public company. Interest income for the quarter was $5.1 million, compared to $1.2 million in the prior year, and other income for the quarter was $2.7 million, compared to a loss of $1.4 million in the prior year period. Income tax expense was $2.5 million in the quarter, compared to $6.7 million in the prior year. Depreciation and amortization for the quarter was $8.4 million, compared to $9.0 million in the prior year. $48.7 $66.7 1Q24 1Q25 $48.7 $66.7 1Q24 1Q25

Performance By Location

Korea

KOREA REVENUE CC ($M)


+3.6%
$131.2
$126.7
1Q24
1Q25

KOREA MAU (M)


-10.3%
27.0
24.2
1Q24
1Q25

KOREA MPU (M)


14.2%
14.2%
-10.6%
3.8
3.4
1Q24
1Q25
MPU
Paying ratio

KOREA ARPPU CC ($)


+6.7%
$7.9
$8.4
1Q24
1Q25

Korea's total revenue for the three months ended March 31, 2025 was $117.7 million compared to $126.8 million in the prior year, primarily driven by unfavorable foreign currency movements. Revenue grew 3.6% on a constant currency basis. This revenue growth was driven by double-digit constant currency revenue growth in Advertising and IP Adaptations, offset by single-digit constant currency decline in Paid Content.

In the first quarter, Korea MAU of 24.2 million decreased 10.3% year-over-year while MPU of 3.4 million declined 10.6% year-over-year. First quarter Paying Ratio of 14.2% was consistent with prior year. First quarter ARPPU declined 5.3% year-over-year to $7.5 on a reported basis, but increased on a constant currency basis by 6.7%. Starting January 1, 2025, NAVER adjusted their methodology for measuring MAU in Korea. Korea is the only region where NAVER serves as a source of our MAU data. NAVER recently adjusted their methodology for identifying and counting web users for all of their services. This change is only related to web MAU in Korea. There is no change in the app MAU numbers, and MPU and ARPPU are also unaffected. All the other regions are reporting their metrics in the same way as previous quarters. Please see the table below for a reconciliation with previously reported MAU in Korea.

11

Japan

JAPAN REVENUE CC ($M)



+9.4%
$154.4
$169.0
1Q24
1Q25

JAPAN MAU (M)



+3.7%
21.1
21.9
1Q24
1Q25

JAPAN MPU (M)



10.1%
10.3%
+5.2%
2.1
2.2
1Q24
1Q25
MPU
Paying ratio

JAPAN ARPPU CC ($)



+3.5%
$22.2
$23.0
1Q24
1Q25

Japan's total revenue for the three months ended March 31, 2025 increased 6.4% to $164.3 million, compared to $154.4 million in the prior year. Revenue grew 9.4% on a constant currency basis. This revenue growth was driven by single-digit constant currency revenue growth in Paid Content, double-digit constant currency revenue growth in Advertising, and triple-digit constant currency revenue growth in IP Adaptations.

In the first quarter, Japan's MAU increased 3.7% year-over-year to 21.9 million. First quarter MPU of 2.2 million achieved growth of 5.2% year-over-year, while the region's Paying Ratio of 10.3% was up 14 basis points year-over-year. LINE Manga was the number one overall app for revenue including mobile games, according to Sensor Tower.

First quarter ARPPU of $22.3 increased 0.6% year-over-year on a reported basis and grew 3.5% on a constant currency basis.

12

Rest of World

ROW REVENUE CC ($M)


$45.5
-4.0%
$43.7
1Q24
1Q25

ROW MAU (M)


123.2
-12.9%
107.3
1Q24
1Q25

ROW MPU (M)


1.5%
1.6%
-5.9%
1.8
1.7
1Q24
1Q25
MPU
Paying ratio

ROW ARPPU CC ($)


+3.5%
$6.3
$6.5
1Q24
1Q25

Rest of World's total revenue for the three months ended March 31, 2025 declined 4.0% to $43.7 million, compared to $45.5 million in the prior year. Revenue declined 4.0% on a constant currency basis, driven by declines in Paid Content, Advertising, and IP Adaptations.

In the first quarter, Rest of World MAU of 107.3 million decreased 12.9% year-over-year and MPU of 1.7 million declined 5.9% year-over-year. Wattpad web MAU was impacted by a change in security setting we referenced earlier. Paying Ratio of 1.6% was up 12 basis points year-over-year and ARPPU of $6.5 increased 3.5% year-over-year on a reported and constant currency basis.

13

14 For the second quarter 2025, the Company expects: • Revenue growth on a constant currency basis in the range of 2.2%-5.2%. This represents revenue in the range of $335-$345 million, based on current FX rates. • Adjusted EBITDA in the range of $0.5-$5.5 million, representing an Adjusted EBITDA Margin in the range of 0.1%-1.6%. Guidance Second Quarter 2025 Outlook About WEBTOON Entertainment WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators. With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment’s adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE and DC Comics, among many others. With approximately 150 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform--Wattpad WEBTOON Studios, Studio N, Studio LICO, WEBTOON Unscrolled, LINE Manga, and eBookJapan, among others. Conference Call & Webcast Details As previously disclosed, the Company will host a webcast and conference call on May 13, 2025, at 4:30 p.m. Eastern Time, to discuss the Company’s financial results for its first quarter ended March 31, 2025. A live webcast of the conference call will be available online at https://ir.webtoon.com/. For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

15 Forward-Looking Statements This letter contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward- looking statements may be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this letter are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties’ intellectual property rights; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed by the Company with the SEC on March 11, 2025, and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A Note About Key Business Metrics We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device.

16 Use of Non-GAAP Financial Measures & Definitions This letter contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (Adjusted EPS), revenue on a constant currency basis and revenue growth on a constant currency basis. We believe that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors of the Company. Our non-GAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure. A reconciliation is provided at the end of this shareholder letter for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward- looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non-recurring items that may arise in the future. Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), adjusted to remove the impact of interest income, interest expense, income tax expense (benefit) and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other non-recurring costs. Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Adjusted Earnings Per Share (Adjusted EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, interest income, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods. We define Paid Content ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period.

17 and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period. Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period. We calculate revenue on a constant currency basis in each of our revenue streams – Paid Content, Advertising and IP Adaptations – using the same method as laid out herein. Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis by determining the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates. ARPPU on a Constant Currency Basis: We define Paid Content ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations. ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations. Contact Information Investor Relations Corporate Communications Soohwan Kim, CFA investor@webtoon.com Kiel Hume & Lauren Hopkinson webtoonpress@webtoon.com

Financial and Operational Highlights

	Quarter Ended		
Figures in millions, except user metrics and per share data	March 31, 2025	March 31, 2024	Change
Total Revenue	$325.7	$326.7	(0.3%)
Revenue on a Constant Currency Basis[1]	$343.8	$326.6	5.3%
Paid Content Revenue	$260.2	$266.9	(2.5%)
Paid Content Revenue on a Constant Currency Basis[1]	$274.2	$266.7	2.8%
Advertising Revenue	$39.9	$37.0	7.8%
Advertising Revenue on a Constant Currency Basis[1]	$42.0	$37.0	13.6%
IP Adaptations Revenue	$25.6	$22.9	11.8%
IP Adaptations Revenue on a Constant Currency Basis[1]	$27.6	$22.9	20.7%
Monthly Active Users ("MAU")	153.3	171.3	(10.5%)
Korea MAU	24.2	27.0	(10.3%)
Japan MAU	21.9	21.1	3.7%
Rest of World MAU	107.3	123.2	(12.9%)
Monthly Paying Users ("MPU")	7.4	7.8	(5.2%)
Korea MPU	3.4	3.8	(10.6%)
Japan MPU	2.2	2.1	5.2%
Rest of World MPU	1.7	1.8	(5.9%)
Paying Ratio	4.8%	4.5%	27 bps
Korea Paying Ratio	14.2%	14.2%	(4 bps)
Japan Paying Ratio	10.3%	10.1%	14 bps
Rest of World Paying Ratio	1.6%	1.5%	12 bps
Paid Content Average Revenue Per Paying User ("ARPPU")	$11.8	$11.5	2.8%
Korea ARPPU	$7.5	$7.9	(5.3%)
Japan ARPPU	$22.3	$22.2	0.6%
Rest of World ARPPU	$6.5	$6.3	3.5%
ARPPU on a Constant Currency Basis[1]	$12.4	$11.5	8.4%
Korea ARPPU on a Constant Currency Basis[1]	$8.4	$7.9	6.7%
Japan ARPPU on a Constant Currency Basis[1]	$23.0	$22.2	3.5%
Rest of World ARPPU on a Constant Currency Basis[1]	$6.5	$6.3	3.5%
Net Income/(Loss)	($22.0)	$6.2	($28.2)
Adjusted EBITDA[1]	$4.1	$22.2	($18.1)
Adjusted EBITDA Margin[1]	1.3%	6.8%	(553 bps)
Diluted EPS	($0.17)	$0.06	($0.23)
Adjusted EPS[1]	$0.03	$0.20	($0.17)

18

19 1 Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see “Non-GAAP Financial Measures & Definitions” of this letter. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this letter.

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended March 31,		
(in thousands of USD, except percentages)	2025	2024	Change
Total Revenue	$325,707	$326,744	(0.3)%
Effect of deconsolidated and transferred operations	-	(145)	(100.0)%
Effects of foreign currency rate fluctuations	18,131	-	N/A
Revenue on a Constant Currency Basis	343,838	326,599	5.3%
Paid Content Revenue	260,226	266,855	(2.5)%
Effect of deconsolidated and transferred operations	-	(120)	(100.0)%
Effects of foreign currency rate fluctuations	13,969	-	N/A
Paid Content Revenue on a Constant Currency Basis	$274,195	$266,735	2.8%
Advertising Revenue	39,898	36,996	7.8%
Effects of foreign currency rate fluctuations	2,141	-	N/A
Advertising Revenue on a Constant Currency Basis	42,039	36,996	13.6%
IP Adaptations Revenue	25,583	22,893	11.8%
Effect of deconsolidated and transferred operations	-	(25)	(100.0)%
Effects of foreign currency rate fluctuations	2,021	-	N/A
IP Adaptations Revenue on a Constant Currency Basis	$27,604	$22,868	20.7%
Paid Content Average Revenue Per Paying User ("ARPPU")[1]			
Korea Paid Content Revenue	$77,027	$90,943	(15.3)%
Korea ARPPU	$7.5	$7.9	(5.3)%
Effects of foreign currency rate fluctuations	0.9	-	N/A
Korea ARPPU on a Constant Currency Basis	$8.4	$7.9	6.7%
Japan Paid Content Revenue	$150,401	$142,208	5.8%
Japan ARPPU	$22.3	$22.2	0.6%
Effects of foreign currency rate fluctuations	0.6	-	N/A
Japan ARPPU on a Constant Currency Basis	$23.0	$22.2	3.5%

20

21 Rest of World Paid Content Revenue $32,798 $33,704 (2.7)% Rest of World ARPPU $6.5 $6.3 3.5% Rest of World ARPPU on a Constant Currency Basis $6.5 $6.3 3.5% 1 ARPPU is calculated by taking Paid Content revenue and dividing it by the number of monthly paid users ("MPU") for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country.

22 Three Months Ended March 31, (in thousands of USD, except percentages) 2025 2024 Net income (loss) ($21,969) $6,233 Plus (minus): Interest income (5,113) (1,235) Interest expense 2 33 Income tax expense 2,547 6,668 Depreciation and amortization 8,437 9,035 EBITDA ($16,096) ($20,734) Stock-based compensation expense1 17,035 2,226 Restructuring and IPO-related costs2 1,642 1,516 Loss (gain) on fair value instruments, net3 930 (3,371) Loss on equity method investments, net4 569 1,052 Adjusted EBITDA5 $4,080 $22,157 Net loss margin (6.7)% 1.9% Adjusted EBITDA Margin 1.3% 6.8% Weighted average shares outstanding Basic 129,598,942 109,505,160 Diluted 129,598,942 109,564,500 Earnings (loss) per share Basic (0.17) 0.06 Diluted (0.17) 0.06 Adjusted EPS6 Basic 0.03 0.20 Diluted 0.03 0.20 1 Represents stock-based compensation expense related to WEBTOON’s equity incentive plan and stock-based compensation plans of NAVER and Munpia, including amounts which are cash settled. 2Represents non-recurring expenses that we do not consider representative of the operating performance of the business. For the three months ended March 31, 2025, these amounts include legal fees and advisory fees. For the three months ended March 31, 2024, these amounts were comprised of financial advisory fees, consulting fees, severance fees, and office relocation fee. 3Represents unrealized net loss (gain) of financial assets measured at FVPL, which include the Company's equity investments.5Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method. 4Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method. 5Totals may not foot due to rounding. 6The numerator for Adjusted EPS is calculated by adjusting Net Loss by the same items in the Net Loss to Adjusted EBITDA reconciliation. The denominator for computing Adjusted EPS is the same as that used for Diluted EPS. The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

23 MAU Reconciliation 1Q24 2Q24 3Q24 4Q24 Korea Previous 24.7 23.2 25.0 24.5 New 27.0 25.8 28.1 27.3 Total Previous 169.0 166.3 166.9 169.6 New 171.3 168.9 170.0 166.0